Exhibit 3.2
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:			Ascend Group Partners, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

	The Certificate of Formation, filed on May 15, 2018, is hereby amended to change the name from Ascend Group Partners, LLC to the following:

	Ascend Wellness Holdings, LLC.

	IN WITNESS WHEREOF, the undersigned have executed this Certificate on
	the	10th	day of	September	, A.D.	2018	.

By:	/s/ Abner Kurtin
Authorized Person(s)

Name:	Abner Kurtin
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